Exhibit 99.6

EXECUTION VERSION

CASH AND SECURITIES DEPOSIT AGREEMENT

This CASH AND SECURITIES DEPOSIT AGREEMENT, dated as of March 21, 2014 (the "Agreement"), is  made by and among Harbinger Capital Partners Master Fund I, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (the “Master Fund”), Global Opportunities Breakaway Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Global Fund”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (together with the Master Fund and Global Fund, the “Sellers,” and each a “Seller”), Leucadia National Corporation, a New York corporation (the “Purchaser”), and Jefferies LLC, a Delaware limited liability company (the "Depositary"). Capitalized terms that are not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, the Sellers and the Purchaser entered into that certain Preferred Securities Purchase Agreement, dated as of March 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Sellers agreed to deliver the Company Shares, along with duly executed instruments of transfer or assignment in blank in respect of such Company Shares, to the Depositary to be held in escrow until released pursuant to the terms of this Agreement.

WHEREAS, the Sellers and the Purchaser have also entered into that certain Exchange Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Exchange Agreement”), pursuant to which the Sellers and Purchaser agreed to the terms and conditions governing the exchange and related release of the Deposit (as defined below) held pursuant to the terms of this Agreement.

WHEREAS, the Sellers and the Purchaser desire to secure the services of the Depositary, and the Depositary is willing to provide such services, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. Appointment of Depositary.  The Sellers and the Purchaser hereby appoint Jefferies LLC as Depositary in accordance with the terms and conditions set forth herein, and the Depositary hereby accepts such appointment.  The scope of the duties of the Depositary hereunder shall be limited to those expressly set forth herein and, for the avoidance of doubt, any expansion of such duties or additional or supplemental duties shall require the advance written consent of the Purchaser and the Sellers, acting jointly.

Section 2. Deposit into the Cash and Securities Deposit Account.  At the Closing, the Sellers shall deposit the Company Shares at American Stock Transfer & Trust Company, LLC in an account for Jefferies LLC as Depositary through delivery by electronic book entry form (the “Deposit”), and which Deposit shall be held by the Depositary in escrow upon the terms and conditions hereinafter set forth.  The foregoing Deposit, plus all interest, dividends and other distributions and payments thereon (“Proceeds”), less any funds distributed or paid in accordance with this Agreement shall be held by the Depositary in an account referred to herein as the “Deposit Account”.  The Depositary shall have no duty to solicit the Deposit.  The Sellers shall notify the Depositary in writing at or prior to the time when the Deposit is sent to the Depositary pursuant to this Agreement.  The Depositary shall have no liability for the Deposit sent to it that remains unclaimed and/or is returned if such written notice is not given.  While the Depositary holds such Company Shares in the Deposit Account, (a) so long as no Event of Default (as defined below) shall have occurred and be continuing, the Sellers shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Company Shares in the Deposit Account or any part thereof for any purpose, and (b) upon the occurrence and during the continuation of an Event of Default, all rights of the Sellers to exercise or refrain from exercising the voting and other consensual rights that they would otherwise be entitled to exercise pursuant to this Section 2 shall, upon written notice to the Sellers and the Depositary by the Purchaser, automatically cease, and all such rights shall thereupon become vested in the Purchaser, which shall thereupon have the sole right to, subject to applicable Law, exercise or refrain from exercising such voting and other consensual rights.  An “Event of Default” shall mean, with respect to the Sellers, an uncured material breach (for which notice has been given) by any Seller of the Purchase Agreement, the Ancillary Agreements or any other agreement between the Sellers and the Purchaser in connection with the transactions contemplated by the Purchase Agreement.

Section 3. Investment of Cash Proceeds with Respect to the Deposit.  During the term of this Agreement, the Depositary shall invest and reinvest any cash Proceeds in the following investment at the written direction of an Authorized Person (as hereinafter defined) of the Purchaser:

Money Market or Mutual Funds registered under the Investment Act of 1940, as directed by the Purchaser;

The Depositary shall have no obligation to invest or reinvest the cash Proceeds if deposited with the Depositary after 11:00 a.m. (E.T.) on such day of deposit.  Instructions received after 11:00 a.m.(E.T.) will be treated as if received on the following Business Day.  Neither the Depositary nor any Seller shall have any responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the cash Proceeds. Any interest or other income received on such investment and reinvestment of the cash Proceeds shall become part of the cash Proceeds and any losses incurred on such investment and reinvestment of the cash Proceeds shall be debited against the Deposit Account.  If a selection is not made and a written direction not given to the Depositary, the cash Proceeds shall remain uninvested with no liability for interest therein.  It is agreed and understood that the entity serving as Depositary may earn fees associated with the investments outlined above in accordance with the terms of such investments. A selection of Money Market or Mutual Funds will be provided by the Depositary.  In no event shall the Depositary be deemed an investment manager or adviser in respect of any selection of investments hereunder.  It is understood and agreed that the Depositary or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Depositary’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (2) using Affiliates to effect transactions in certain investments and (3) effecting transactions in investments.

Section 4. Distribution of Deposit.  The Depositary shall hold the Deposit in its possession and shall disburse and/or deliver the Deposit or any specified portion thereof only upon the delivery to the Depositary (with a copy to the Sellers for their information only) of a written release notice executed by an Authorized Person of the Purchaser (and no other Person), without further consent from the Sellers, in substantially the form attached as Exhibit A (a “Deposit Release Notice”), which notice shall contain delivery instructions to the Depositary pursuant to which the Depositary shall promptly deliver the Deposit (and, in any event, within three Business Days) or any specified portion thereof in accordance with such Deposit Release Notice.  The Purchaser hereby agrees to only deliver a Deposit Release Notice to the Depositary (i) to obtain the release of any cash held in the Deposit Account, at any time, (ii) in order to effectuate a Cash Exchange (as defined in the Exchange Agreement) in accordance with the Exchange Agreement, at any time, or (iii) in order to effectuate a Securities Exchange (as defined in the Exchange Agreement) in accordance with the Exchange Agreement, but only if the Purchaser has received the approvals necessary from the applicable insurance regulators and only to the extent such Securities Exchange does not result in the Purchaser having (as a result of its Beneficial Ownership over Company Shares following such Securities Exchange) the right to control 35% or more of the total voting rights of all issued and outstanding voting securities of Harbinger Group Inc. (for the avoidance of doubt, taking into account any voting limitations in respect of the outstanding Preferred Stock).

Section 5. Termination.  This Agreement shall terminate upon the distribution of the Deposit from the account established hereunder.  The provisions of Sections 6, 8 and 9 shall survive the termination of this Agreement and the earlier resignation or removal of the Depositary.

Section 6. Compensation of Depositary. The Depositary shall be entitled to payment for customary fees and expenses for all services rendered by it hereunder as separately agreed to in writing between the Purchaser, the Sellers and the Depositary (with such fee schedule attached hereto as Exhibit B).  Such fees and expenses shall be billed one-half to the Purchaser and one-half to the Sellers (with the Sellers being jointly liable for their one-half of such fees and expenses) until the first anniversary of the date of this Agreement and thereafter such fees and expenses shall be billed one-hundred percent to the Purchaser.  The Purchaser, on the one hand, and the Sellers, on the other hand, shall each severally reimburse the Depositary on demand for one-half of all out-of-pocket losses, liabilities, damages, disbursements, advances or reasonable and out-of-pocket expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable and out-of-pocket counsel, advisors' and agents' fees and disbursements and all taxes or other governmental charges; provided, that after the first anniversary of the date of this Agreement the Purchaser shall be responsible for one-hundred percent of such amounts.  Any acceptance fee and/or annual fee for the first year will be paid to the Depositary Agent by the Purchaser and the Sellers concurrent with the execution and delivery of this Agreement.  Annual fees are payable in advance for each year or any part thereof.  At all times, the Depositary will have a right of set off and first lien on the funds in the Deposit Account for payment of customary fees and expenses and all such loss, liability, damage or expenses.  The obligations contained in this Section 6 shall survive the termination of this Agreement and the resignation or removal of the Depositary.

Section 7. Resignation of Depositary.  The Depositary may resign and be discharged from its duties hereunder at any time by giving thirty (30) calendar days’ prior written notice of such resignation to the Purchaser and the Sellers.  The Purchaser and the Sellers may jointly remove the Depositary at any time by giving thirty (30) calendar days’ prior written notice to the Depositary.  Upon such notice, a successor Depositary shall be appointed by the Purchaser and the Sellers acting jointly, who shall provide written notice of such to the resigning Depositary.  Such successor Depositary shall become the Depositary hereunder upon the resignation or removal date specified in such notice.  If the Purchaser and the Sellers are unable to decide upon a successor Depositary within thirty (30) days after such notice, the Depositary may, in its sole discretion, may apply to a court of competent jurisdiction for the appointment of a successor Depositary or for other appropriate relief. Upon its resignation and delivery of the Deposit as set forth in this Section 7, the Depositary shall be discharged of and from any and all further obligations arising in connection with the Deposit or this Agreement. Notwithstanding the foregoing, the parties hereto agree that upon two (2) Business Days’ notice (or such other period of time as may be agreed to by the parties) from Deutsche Bank Trust Company Americas (“Deutsche Bank”), a New York banking corporation and wholly-owned subsidiary of Deutsche Bank AG, that it is prepared to act immediately pursuant to the terms of this Agreement as successor Depositary, the Depositary shall resign and Deutsche Bank shall become Depositary hereunder.

Section 8. Indemnification of Depositary.  The Purchaser and the Sellers shall jointly and severally indemnify, defend and hold harmless the Depositary and its officers, directors, employees,

representatives and agents, from and against and reimburse the Depositary for any and all claims, expenses, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable and out-of-pocket costs and expenses (including reasonable and out-of-pocket attorney’s fees and expenses of one outside counsel) of whatever kind or nature regardless of their merit, demanded, asserted or claimed against the Depositary directly or indirectly relating to, or arising from, claims against the Depositary by reason of its participation in the transactions contemplated hereby, including without limitation all reasonable and out-of-pocket costs required to be associated with claims for damages to persons or property, and reasonable and out-of-pocket attorneys’ fees and expenses of one outside counsel and court costs except to the extent caused by the Depositary’s gross negligence or willful misconduct.  The provisions of this Section 8 shall survive the termination of this Agreement or the earlier resignation or removal of the Depositary.

Section 9. The Depositary.

(a) The duties, responsibilities and obligations of Depositary shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied against the Depositary. The Depositary shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(b) If at any time the Depositary is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Deposit (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Deposit), the Depositary is authorized to comply therewith in any manner it or legal counsel of its own choosing reasonably deems appropriate; and if the Depositary complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Depositary shall not be liable to the Purchaser or the Sellers (except to the extent caused by the Depositary’s gross negligence or willful misconduct) or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(c) The Depositary shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part.

(d) If any fees, expenses or costs are incurred by the Depositary or its counsel and the Depositary is entitled to payment and/or reimbursement under Section 6 of this Agreement and such amounts are not paid when due, the Depositary may reimburse itself therefor from any cash held in the Deposit and may sell, liquidate, convey or otherwise dispose of any investment in respect of the Deposit for such purpose, provided that the Depositary shall notify the Purchaser and the Sellers in writing at least 20 Business Days prior to effectuating any such sale, liquidation, conveyance or disposition and the Purchaser and the Sellers shall have the right during such 20 Business Days to cure any such past due payment obligations.  Subject to the foregoing sentence, the Depositary may in its sole discretion, acting in good faith, withhold from any distribution of any interest earned in respect of the cash Proceeds an amount it believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Depositary is entitled to hereunder.

(e) As security for the due and punctual performance of any and all of the Sellers’ and the Purchaser’s obligations to the Depositary hereunder, now or hereafter arising, the Sellers and the Purchaser hereby pledge, assign and grant to the Depositary a continuing security interest in, and a lien on, the Deposit and the Proceeds. The security interest of the Depositary shall at all times be valid, perfected and enforceable by the Depositary against the Sellers and the Purchaser and all third parties in accordance with the terms of this Agreement; provided, however, that the Depositary hereby acknowledges Purchaser’s security interest in the Deposit and the Proceeds pursuant to the Pledge and Security Agreement, dated as of the same date hereof, by and among the Sellers and the Purchaser and that the Depositary is to hold the Deposit and the Proceeds for the benefit of the Purchaser, as gratuitous bailee.  The Purchaser intends to file UCC financing statements with respect to the Deposit and the Proceeds.

(f) The Depositary may consult with outside legal counsel of its own choosing as to any matter relating to this Agreement, and the Depositary shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(g) The Depositary shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Depositary (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility), except to the extent caused by the Depositary’s gross negligence or willful misconduct.

(h) The Depositary shall be entitled to conclusively rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Depositary may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(i) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Depositary hereunder, the Depositary may, in its sole discretion, refrain from taking any action other than to retain possession of the Deposit, unless the Depositary receives written instructions, signed by the Purchaser and the Sellers which eliminates such ambiguity or uncertainty.

(j) The Depositary does not have any interest in the Deposit deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from the Deposit shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto agree that the Purchaser shall be treated as the owner of the Deposit Account.  The Purchaser will provide the Depositary with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Depositary shall be responsible for income reporting only with respect to income earned on the Deposit and will not be responsible for any other reporting.

(k) The Depositary shall provide to the Purchaser (with a copy to the Sellers for their information only) monthly statements identifying transactions, transfers or holdings of Deposit and each such statement shall be deemed to be correct and final upon receipt thereof by the Purchaser unless the Depositary is notified in writing by the Purchaser (with a copy to the Sellers for their information only) to the contrary within thirty (30) Business Days of the date of such statement.

Section 10.   Miscellaneous.  (a)  This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws.

(b) Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue.  Each party further waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person's address for purposes of notices hereunder.

(c) All notices and other communications under this Agreement shall be in writing in English and shall be deemed given when delivered personally, on the next Business Day after delivery by a recognized overnight courier or first class mail (postage prepaid), or when sent by facsimile or email (via portable document format (*.pdf), (which facsimile or *.pdf copy shall be followed, in the case of notices or other communications sent to the Depositary, by delivery of the original) when the sender receives a written fax or email confirmation thereof, at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

(1) if to Sellers, addressed as follows:

Harbinger Capital Partners Master Fund I, Ltd.
Global Opportunities Breakaway Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
450 Park Avenue
30th Floor
New York, NY 10022
Attention:        Chief Financial Officer; Legal Department
Email:              khladek@harbingercapital.com; Compliance@harbingercapital.com
Facsimile:        (212) 658-9311

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-10236
Attention:  Jeffrey D. Marell
Email:              jmarell@paulweiss.com
Facsimile:        (212) 492-0105

(2) if to Purchaser, to:

Leucadia National Corporation
520 Madison Avenue
New York, NY 10022
Attention:        General Counsel
Email:              Msharp@jefferies.com

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:        Andrea A. Bernstein
     Matthew J. Gilroy
Email:              andrea.bernstein@weil.com
     matthew.gilroy@weil.com
Facsimile:        (212) 310-8007

(3) If to the Depositary, to:

Jefferies LLC
520 Madison Avenue
New York, New York  10022
Facsimile:        (646) 786-5900
Attention:        Manager, Escrow Team

(d) The headings of the Sections of this Agreement have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Agreement.

(e) This Agreement and the rights and obligations hereunder of parties hereto may not be assigned except with the prior written consent of the other parties hereto; provided, however, that the Purchaser may assign its right and obligations hereunder to an Affiliate of the Purchaser without the prior written consent of any Seller or the Depositary; provided, further, that as a condition precedent to such assignment (x) any such Affiliate shall assume, on a several and not joint basis, all then continuing obligations of the Purchaser hereunder pursuant to a written agreement reasonably acceptable to the Sellers, and (y) no assignment and assumption shall relieve the Purchaser from any liability hereunder (provided that any assignment to an Affiliate shall only be effective for so long as such person remains an Affiliate of the Purchaser and the rights assigned to such person shall cease to be of further force and effect when such person ceases to be an Affiliate of the Purchaser).  This Agreement shall be binding upon and inure to the benefit of each party's respective successors and permitted assigns.  Except as expressly provided herein, no other person shall acquire or have any rights under or by virtue of this Agreement.  This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 10(e)) their respective successors and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

(f) This Agreement may not be amended, supplemented or otherwise modified without the prior written consent of the parties hereto.

(g) The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(h) The Purchaser and the Sellers each hereby severally represent and warrant (i) that this Agreement has been duly authorized, executed and delivered on each of their behalf and constitutes their respective legal, valid and binding obligations and (ii) that their respective execution, delivery and performance of this Agreement does not and will not violate any applicable law or regulation.

(i) The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

(j) No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Jefferies LLC” or any of their respective Affiliates by name or the rights, powers, or duties of the Depositary under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Depositary.

(k) For purposes of this Agreement, "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law or executive order to be closed in the City of New York.

(l) For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Depositary may conclusively rely upon such instructions or directions, delivered, and executed by representatives of the Purchaser and the Sellers designated on Schedule I attached hereto and made a part hereof (each such representative, an "Authorized Person") which such designation shall include specimen signatures of such representatives, as such Schedule I may be updated from time to time.

(m) Each party hereto shall execute and deliver to each other party hereto such documents and instruments and take such other actions as may reasonably be requested from time to time to give effect to and carry out the transactions contemplated hereby.

(n) The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account.  The parties to this Agreement agree that they will provide to the Depositary such information as it may request, from time to time, in order for the Depositary to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Leucadia National Corporation

By:	/s/ Michael J. Sharp
Name:	Michael J. Sharp
Title:	Executive Vice President and General Counsel

[Signature Page to Cash and Securities Deposit Agreement]

Harbinger Capital Partners Master Fund I, Ltd.

By: Harbinger Capital Partners, LLC, its investment manager

By:	/s/ Keith Hladek
Name:	Keith Hladek
Title:	Authorized Signatory

Global Opportunities Breakaway Ltd.

By: Harbinger Capital Partners II, LP, its investment manager

By:	/s/ Keith Hladek
Name:	Keith Hladek
Title:	Authorized Signatory

Harbinger Capital Partners Special Situations Fund, L.P.

By: Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:	/s/ Keith Hladek
Name:	Keith Hladek
Title:	Authorized Signatory

[Signature Page to Cash and Securities Deposit Agreement]

JEFFERIES LLC, as Depositary

By:	/s/ Michael J. Sharp
Name:	Michael J. Sharp
Title:	Executive Vice President and General Counsel

By:
Name:
Title:

[Signature Page to Cash and Securities Deposit Agreement]

Schedule I

Purchaser Authorized Representatives

Name	Title	Specimen Signature

Michael J. Sharp	Executive Vice President	/s/ Michael J. Sharp

Sellers Authorized Representatives

Name	Title	Specimen Signature

Keith M. Hladek	Authorized Signatory	/s/ Keith M. Hladek
(for each Seller)

EXHIBIT A

[ON PURCHASER LETTERHEAD]

Form of Deposit Release Notice

[DATE]

Jefferies LLC
520 Madison Avenue
New York, New York  10022
Facsimile: (646) 786-5900
Attention:  Manager, Escrow Team

Re:           CASH AND SECURITIES DEPOSIT AGREEMENT, dated as of March 21, 2014, (the "Agreement") by and among Harbinger Capital Partners Master Fund I, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (the “Master Fund”), Global Opportunities Breakaway Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Global Fund”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (together with the Master Fund and Global Fund, the “Sellers,” and each a “Seller”), Leucadia National Corporation, a New York corporation (the “Purchaser”), and Jefferies LLC, a Delaware limited liability company, as Depositary (the "Depositary").

Dear Manager, Escrow Team;

You are hereby instructed to deliver [$              ] [specify securities] to the extent currently available in the Deposit Account related to the captioned agreement, to the following recipient in accordance with the following transfer instructions:

[Insert recipient name and transfer instructions]

Sincerely;

________________________________
Name:
Title:

EXHIBIT B

Fee Schedule.

None.